EXHIBIT 10.28
AMENDMENT OF EMPLOYMENT AGREEMENT
This Amendment of Employment Agreement (“Amendment”), dated as of February 21, 2008, is entered into between Enzon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Jeffrey H. Buchalter (the “Executive”).
RECITALS
     A. Whereas, the Company and the Executive are parties to that certain Amended and Restated Employment Agreement, dated as of April 27, 2007 (the “Employment Agreement”).
     B. Whereas, the Compensation Committee of the Board of Directors of the Company has noted that the change in control severance payment, which currently includes a payment of a six times base salary, should be restated to be constructed in a more customary manner in terms of a multiple of the sum of base salary and target bonus.
     C. Whereas, to effect the desired change with no current financial effect under the Employment Agreement, the Compensation Committee wishes to restate such change in control severance payment to include a payment of three times the sum of base salary and target bonus.
     D. Whereas, the Company and the Executive desire to amend the Employment Agreement as set forth in this Amendment.
     E. The Compensation Committee has approved the amendment to the Employment Agreement as set forth in this Amendment.
     NOW THEREFORE, in consideration of the mutual promises set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
     1. All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.
     2. Section 10(f)(i) of the Employment Agreement is hereby amended to read as follows:
     (i) Executive shall receive a lump sum cash payment equal to the sum of (1) any Base Salary payable through the date of termination and any Earned Bonus which remains unpaid as of the date of termination, (2) the pro rated portion of the Target Bonus (based on the Base

Salary at the time of such termination or, if higher, at the time during the 12 months preceding the Change in Control) for the period worked during the fiscal year in which such termination occurs, and (3) the sum of Executive’s annual Base Salary and Target Bonus at the time of such termination (or, in each case, if higher, at any time during the 12 months preceding the Change in Control) multiplied by three (3);
     3. This Amendment shall be effective as of the date first written above. Except as amended hereby, all of the terms of the Employment Agreement are hereby ratified and confirmed by each of the Company and the Executive in all respects, and shall remain in full force and effect.
     4. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which when so executed shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

ENZON PHARMACEUTICALS, INC.

By:	/s/ Goran A. Ando

Name: Goran A. Ando Title: Director and Chairman, Compensation Committee

EXECUTIVE:
/s/ Jeffrey H. Buchalter
Jeffrey H. Buchalter

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